EXHIBIT 5.1

OPINION OF THE LAW OFFICES OF WILLIAM B. BARNETT, P.C.
RE: THE LEGALITY OF THE SHARES BEING REGISTERED
 (AND INCLUDES EXHIBIT 23.2)

LAW OFFICES OF William B. Barnett OF COUNSEL Alan L. Rosen	21550 OXNARD STREET MAIN PLAZA - SUITE 200 WOODLAND HILLS, CALIFORNIA 91367 TELEPHONE (818) 595-7717 FAX (818) 999-2269 wbarnett@wbarnettlaw.com

April 1, 2010

Mr. Peter Dunn
Empire Post Media, Inc.
280 South Beverly Drive, Suite 205
Beverly Hills, California 90212

Re:	Empire Post Media, Inc. Registration Statement on Form S-1

Dear Mr. Dunn:

We have acted as your counsel in connection with the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-163782) filed by Empire Post Media, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 12,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by a selling shareholder.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, as amended, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity of the originals of all documents submitted as copies; and (c) the truth and accuracy of  the records, documents, instruments and certificates we have reviewed.

Our opinion set forth below is limited to the State of Nevada Corporation Laws, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by the selling shareholder have been duly authorized and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Interests of Named Experts and Counsel.” In giving this consent, we specifically do not allege to being an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,

William B. Barnett